Exhibit 99.1

PRESS RELEASE

Blackbaud Acquires Market Leading Scholarship Management Platform AcademicWorks
Acquisition to extend Blackbaud’s offerings for higher education, K-12 and corporate and foundation customers, deepen connections between advancement and scholarship functions

Charleston, S.C. (April 3, 2017) — Blackbaud, Inc. (NASDAQ: BLKB), the world’s leading cloud software company powering social good, today announced the acquisition of AcademicWorks, Inc., the market leader in scholarship management for higher education and K-12 institutions, foundations and grant-making institutions.

“Anyone who has ever applied for, awarded, or managed a scholarship has experienced how much opportunity there is to streamline the application, tracking and notification process,” said Tim Hill, president of Blackbaud Higher Education Solutions. “Blackbaud agrees, and that’s why we’re so excited to announce the acquisition of AcademicWorks, which is revolutionizing this process for institutions, donors and students. Together, we’ll continue to improve scholarship management and deepen connections between advancement, stewardship and scholarship teams — and, ultimately, help drive life-changing outcomes for students.”

AcademicWorks is a cloud platform that enables students to apply for all awards at an institution using one intuitive and streamlined process, while offering schools and awarding institutions a common platform for improved awarding, reporting, compliance, communication and stewardship of those awards.

“With Blackbaud’s focus on offering our customers integrated, complete solutions to further their missions, this partnership is a great step forward,” said Mike Gianoni, president and CEO of Blackbaud. “Making AcademicWorks a part of Blackbaud will allow our customers to increase student access to available scholarship funds, enhance cross-functional visibility throughout the awarding and stewardship process and revolutionize donor communication for schools to help drive the cycle of giving and receiving. It’s another step forward in building a connected ecosystem of good that builds a better world.”

AcademicWorks brings a team with significant experience in developing cloud software, a reputation for excellent customer service, and a solution that has quickly emerged as the leader in its space, with over 500 universities and academic institutions and foundations leveraging its cloud platform, making it the world’s leading scholarship management provider.

“From the day we founded AcademicWorks in 2010, our goal has been to empower higher education and K-12 institutions, foundations and grant-making institutions with industry leading tools and innovation to manage scholarships,” said Brandon Phipps, CEO of AcademicWorks. “Blackbaud’s sector-leading R&D investments will help to accelerate our pace of innovation, and by building cohesive solutions, we can help customers drive unmatched efficiency and deepen connection between advancement, stewardship and the scholarship office," added Joe Price, president of AcademicWorks.

According to AcademicWorks’ research, on some campuses, as much as 30 percent of scholarship funds have gone unutilized and many donors report limited communication and stewardship once scholarships are given, so there are tremendous opportunities for technology to support greater effectiveness in the process. Additionally, this acquisition offers powerful new opportunities to deepen connections across the ecosystem of good powered by Blackbaud solutions, connecting donors, grant-making institutions and education institutions to increase effectiveness and stewardship in scholarship management.

In the short term, Blackbaud will continue to sell AcademicWorks as a stand-alone solution. In the future, with AcademicWorks cloud solutions integrated with Blackbaud's best-in-class higher education and K-12 fundraising, financial

PRESS RELEASE

management and analytics solutions, higher education and K-12 institutions will be able to streamline critical functions and create a more modern, intuitive experience for students and the administration.

AcademicWorks is headquartered in Austin, Texas. Blackbaud is headquartered in Charleston, South Carolina, with operations around the globe, including in Austin, Texas. This acquisition also represents a positive development for Austin’s tech industry, where AcademicWorks is headquartered and Blackbaud has 300+ staff in a major office. All AcademicWorks staff is expected to transition to Blackbaud.

For more information, visit www.Blackbaud.com/Better-Together.

About Blackbaud
Blackbaud (NASDAQ: BLKB) is the world’s leading cloud software company powering social good. Serving the entire social good community-nonprofits, foundations, corporations, education institutions and individual change agents-Blackbaud connects and empowers organizations to increase their impact through software, services, expertise and data intelligence. The Blackbaud portfolio is tailored to the unique needs of vertical markets, with solutions for fundraising and relationship management, digital marketing, advocacy, accounting, payments, analytics, school management, grant management, corporate social responsibility, and volunteerism. Serving the industry for more than three decades, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, Ireland and the United Kingdom. For more information, visit www.blackbaud.com.

About AcademicWorks
Based in Austin, Texas, AcademicWorks provides the only comprehensive scholarship management solution focused on improving access to education through innovative technology. More than 500 institutions and foundations have revolutionized their scholarship management process with AcademicWorks. For more information, visit www.academicworks.com.

Blackbaud Media Contact
Nicole McGougan
Public Relations
843.654.3307
media@blackbaud.com

Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.